LICENSE AGREEMENT

     This License Agreement, (hereinafter referred to as the "AGREEMENT") effective as of the 11th day of December, 1998 (hereinafter referred to as "EFFECTIVE DATE"), is by and between The Med-Design Corporation, having an address at 2810 Bunsen Avenue, Ventura, California 93003 (hereinafter referred to as "LICENSOR"), and Becton, Dickinson and Company, having a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 (hereinafter referred to as "BECTON").

                                   WITNESSETH

     WHEREAS, LICENSOR represents and warrants that it is the sole and exclusive owner of the entire right, title and interest in and to a certain inventions relating to retractable needle assemblies as described and claimed in the patents and patent applications including, but not limited to those listed in Appendix A of this AGREEMENT and all corresponding re-examinations, reissues, continuations, divisionals, continuations-in-part and all foreign counterparts (except as relating to U.S. Patent No. 4,904,242) thereof and as described and shown by the technical information including, but not limited to those in Appendix B and Appendix C;

     WHEREAS, LICENSOR represents and warrants that it is the sole and exclusive owner of the entire right, title and interest in and to certain technical and business information necessary to develop, manufacture and sell retractable needle assemblies;

     WHEREAS, BECTON desires to obtain from LICENSOR an exclusive worldwide license to make, have made, use and sell said certain inventions relating to retractable needle assemblies, including, but not limited to the Safe Step Safety Blood Collection Needle, Safe Step Safety Winged Set Blood Collection Needle, Safe Step Safety Wing Needle Set/Catheter, Safe Step Safety PICC Catheter System and Safe Step Safety I.V. Catheter Systems and LICENSOR is willing to grant such a license to BECTON; and

     WHEREAS, BECTON desires to obtain from LICENSOR an exclusive worldwide license to the technical and business information necessary to develop, manufacture and sell retractable needle assemblies.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, it is agreed by and between the parties hereto as follows:


ARTICLE I - DEFINITIONS
-----------------------

     1. "STOCK PURCHASE AGREEMENT" as used herein shall mean those certain


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Agreements and related documents between BECTON and LICENSOR entered into on even date with this AGREEMENT.

     2. "TRANSFER AGREEMENT" as used herein shall mean that certain Agreement between BECTON and LICENSOR relating to the transfer of U.S. Patent No. 4,900,307 entered into on an even date with this AGREEMENT in accordance with Appendix G of this AGREEMENT.

     3. "BECTON" as used herein shall include Becton, Dickinson and Company and any entity which at any time during the life of this AGREEMENT directly or indirectly, through one or more intermediaries, controls BECTON, is controlled by BECTON, or is under common control of BECTON, (including subsidiaries of BECTON), or is controlled by an entity that controls BECTON.

     4. "LICENSOR" as used herein shall include The Med-Design Corporation and any entity which at any time during the life of this AGREEMENT directly or indirectly, through one or more intermediaries, controls The Med-Design Corporation, is controlled by The Med-Design Corporation, or is under common control of The Med-Design Corporation, including but not limited to subsidiaries of The Med-Design Corporation, MDC Research Ltd. or MDC Investment Holdings, Inc., or is controlled by an entity that controls The Med-Design Corporation.

     5. "DEVICE(S)" as used herein shall mean:

        a. The Safe Step Safety Blood Collection Needle of the type illustrated and described in the Product information in Appendix B;

        b. The Safe Step Safety Winged Set Blood Collection Needle of the type illustrated and described in the Product Information in Appendix B;

        c. The Safe Step Safety Wing Needle Set/Catheter of the type illustrated and described in the Product Information in Appendix C;

        d. The Safe Step Safety PICC Catheter System of the type illustrated and described in the Product Information in Appendix C;

        e. The Safe Step Safety I.V. Catheter Systems of the type illustrated and described in the Product Information in Appendix C;

        f. Any retractable needle blood collection device designed to operate in conjunction with a separable vacuum container. It is understood that DEVICE(S) does not include arterial blood gas syringes and retractable needle blood donor systems designed to


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operate in conjunction with an expandable reservoir and does not include needles used for drawing blood and infusing blood to operate with dialysis systems; and

        g. Any retractable needle device for venous, or arterial insertion of any fluid delivery catheter or diagnostic catheter, as taught and claimed in the patent applications and patents including, but not limited to those of Appendix A of this AGREEMENT.

     6. "TECHNICAL INFORMATION" as used herein shall mean, but is not limited to unpublished research and development information, improvements, know-how, drawings, specifications and technical data in the possession of LICENSOR which are needed to produce DEVICES and which LICENSOR has the right to provide to BECTON and including, but not limited to the information described and shown in Appendix B and Appendix C. It is understood that TECHNICAL INFORMATION disclosed to BECTON shall be maintained in confidence by BECTON as set forth in ARTICLE XII, Paragraph 7.

     7. "PATENT RIGHTS" as used herein shall mean patents or patent applications relating to the DEVICES, or any improvement or modification to said DEVICES, its manufacture or use, including, but not limited to the patents and patent applications of Appendix A of this AGREEMENT, as well as all re-examinations, reissues, continuations, divisionals, and continuations-in-part (except as relating to U.S. Patent No. 4,904,242) and their counterparts in other countries, in whole or in part, and any subsequently filed patent applications, and any patents issuing therefrom that are owned by or assigned to LICENSOR, or any of the foregoing in which LICENSOR has an ownership or licensable interest as relating to this AGREEMENT.

     8. "VALID CLAIM(S)" as used herein shall mean a claim of a pending patent application or a claim of an issued or granted patent within PATENT RIGHTS so long as such claim is enforceable and shall not have been disclaimed by LICENSOR or shall not have been held invalid by BECTON or, any third party or not infringed by BECTON in an unappealed or unappealable decision rendered by a tribunal of competent jurisdiction.

     9. "LICENSED PRODUCT(S)" as used herein shall mean any DEVICE whose manufacture, use or sale by BECTON, would, but for this AGREEMENT, in a jurisdiction where a VALID CLAIM exists, infringe such a VALID CLAIM under PATENT RIGHTS whether or not any DEVICE is made, at least in part, using the TECHNICAL INFORMATION.

     10. "NET SALES" as used herein shall mean, unless otherwise provided, the invoice price at which the LICENSED PRODUCTS is sold by BECTON, to a purchaser other than BECTON, less returns, allowances or credits, rebates, excise, sales, use or value-added taxes, delivery charges billed on the invoice to the purchaser, cash and trade discounts allowed, import duty, and commissions to agents other than employees of BECTON.

     11. "IMPROVEMENTS" as used herein shall mean improvements made to said


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DEVICES by BECTON.

     12. "DEVELOPMENTS" as used herein shall mean improvements and modifications made to DEVICE(S) by LICENSOR during the term of this AGREEMENT.

     13. "OPTION PRODUCTS" as used herein shall mean:

         (a) Safety Hypodermic Syringe, fixed or stake needle, using retractable needle technology;

         (b) Safety Hypodermic Syringe, luer type, using retractable needle technology;

         (c) Safety Arterial Blood Gas Syringe, add-on type, using retractable needle technology;

         (d) Safety prefilled glass Syringe, fixed or stake needle, using retractable needle technology;

         (e) Safety prefilled glass Syringe, luer type, using retractable needle.

     OPTION PRODUCTS shall not mean devices for injecting medication from pre-filled vials, cartridges or ampoules.


ARTICLE II - GRANT
------------------

     1. Subject to the terms and conditions of this AGREEMENT, LICENSOR hereby grants to BECTON (i) an exclusive worldwide right and license, under the PATENT RIGHTS to make, have made, use and sell the LICENSED PRODUCTS, together with the right to grant sublicenses throughout the world; (ii) an exclusive worldwide right and license to use the TECHNICAL INFORMATION to make or have made the LICENSED PRODUCTS, together with the right to grant sublicenses throughout the world; and (iii) an assignment of ownership to U.S. Patent No. 4,900,307 in accordance with Appendix F of this AGREEMENT.


ARTICLE III - PAYMENTS
----------------------

     1. In consideration of the right and license herein granted to it, BECTON shall purchase from LICENSOR for an aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) for shares of stock of Med-Design Corporation and receive a seat on the Board of Directors of Med-Design Corporation, as further described in the separate


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STOCK PURCHASE AGREEMENT, BECTON shall pay LICENSOR a nonrefundable payment of
Four Million Five Hundred Thousand Dollars ($4,500,000), within ten (10) days of the EFFECTIVE DATE of this AGREEMENT and BECTON shall grant to LICENSOR a limited non-exclusive right under U.S. Patent No. 4,900,307 in accordance with Appendix G of this AGREEMENT.

     2. In further consideration of the right and license herein granted to it, BECTON agrees to pay LICENSOR while this AGREEMENT is in effect, for the term herein defined, a royalty of xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx of NET SALES of LICENSED PRODUCTS sold by BECTON, from the EFFECTIVE DATE of this AGREEMENT, except as provided in Paragraph 3 of this ARTICLE. The royalties payable under this Paragraph are not applicable to LICENSED PRODUCTS sold by any sublicensees, except as provided in ARTICLE X, Paragraph 3.


     3. If no U.S. patent which contains a VALID CLAIM that covers the LICENSED PRODUCT shall issue within two (2) years of the EFFECTIVE DATE of this AGREEMENT, BECTON's obligation to pay royalties in the U.S. with respect to such LICENSED PRODUCT shall be xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx of NET SALES of the LICENSED PRODUCT, until such time as such U.S. patent does issue, provided however, that if no U.S. patent with a VALID CLAIM covering the LICENSED PRODUCT shall issue within six (6) years of the EFFECTIVE DATE of this AGREEMENT then BECTON'S obligation to pay royalties on the LICENSED PRODUCT made, used or sold shall cease.

     4. It is mutually agreed that in situations where the LICENSED PRODUCT hereunder is sold by BECTON in combination with other products not licensed hereunder, such as a kit or package, the NET SALES on which the royalty rate is applied shall be the NET SALES of the LICENSED PRODUCT if sold separately in a transaction in substantially the same quantity at the same time as the transaction to which this Paragraph relates and in accordance with Paragraphs 2 and 3. If the LICENSED PRODUCT is not sold separately in a transaction in substantially the same quantity at the same time as the transaction to which this paragraph relates, the NET SALES on which the royalty rate is applied shall be calculated by applying to the total net selling price of the kit or package a fractional multiplier having as its denominator the total manufacturing cost of the kit or package and as its numerator the manufacturing cost of the included LICENSED PRODUCT and in accordance with Paragraphs 2 and 3.

     5. Royalties are payable by BECTON based solely on LICENSED PRODUCTS sold by BECTON, on a country-by-country basis, until the PATENT RIGHTS on a country-by-country basis herein expire or if no U.S. patent which contains a VALID CLAIM that covers the LICENSED PRODUCT shall issue within six (6) years of the EFFECTIVE DATE of this AGREEMENT, then BECTON's obligation to pay royalties on the LICENSED PRODUCT shall cease.



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     6. At the expiration of the period set forth in Paragraph 5 of this
ARTICLE, BECTON shall have a completely paid-up, royalty-free right and license to subsequently make, have made, use, sell and sublicense the LICENSED PRODUCT, and to use and sublicense the TECHNICAL INFORMATION to make or have made the LICENSED PRODUCT throughout the world and shall have no further obligations to LICENSOR.

     7. (A) BECTON agrees to pay a minimum annual royalty to maintain its exclusive licensee status hereunder only so long as there exists an unexpired patent under PATENT RIGHTS having a VALID CLAIM covering one of the LICENSED PRODUCTS. If the foregoing conditions are met, for each year, commencing on the second anniversary of the EFFECTIVE DATE of this AGREEMENT, BECTON agrees to pay to LICENSOR a minimum annual royalty, less any earned royalties which shall have been paid to LICENSOR during the previous twelve (12) months, according to the following schedule:

     a. xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx on the second anniversary of this AGREEMENT.

     b. xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx on the third anniversary of this AGREEMENT.

     c. xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx on the fourth anniversary of this AGREEMENT;

     d. xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx on the fifth anniversary of this AGREEMENT and on each anniversary thereafter during the remaining term of this AGREEMENT.

        (B) If no U.S. patent which contains a VALID CLAIM that covers a LICENSED PRODUCT shall issue within six (6) years of the EFFECTIVE DATE of this AGREEMENT, BECTON'S obligation to pay minimums shall cease.

     8. (A) Payment by BECTON of the royalties referred to in Paragraphs 2, 3 and 4 of this ARTICLE, or the minimum annual royalty referred to in Paragraph 7 of this ARTICLE, is considered to be complete satisfaction of any duty imposed upon BECTON to commercially exploit the LICENSED PRODUCTS and is accepted by LICENSOR in lieu of any best efforts obligation on the part of BECTON.

        (B) Nothing in this AGREEMENT shall impose upon BECTON the obligation to create, continue or maximize sales of the LICENSED PRODUCTS or prevent BECTON from making, using or selling or causing to be made, have made, used or sold, any place in the world, products competitive in nature to LICENSED PRODUCTS. Nothing herein contained shall in any way limit BECTON's free and exclusive right to determine in its discretion the timing or manner of marketing, manufacturing or advertising the LICENSED PRODUCTS.

     9. If BECTON does not pay the minimum annual royalty at the time such minimum is payable, LICENSOR, at its option, may convert this AGREEMENT to a nonexclusive license, at one-half the royalty rates as set forth in Paragraphs 2


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and 3 of this ARTICLE, upon written notice to BECTON. BECTON shall have ninety
(90) days after receiving such notice to make up any deficiencies in its payments in order to maintain its exclusive licensee status. It is understood that the monies representing any outstanding minimum payments are not collectable as damages by LICENSOR if BECTON fails to make any such minimum royalty payments, with the only remedy for LICENSOR being the conversion of the license granted herein to a non-exclusive license as set forth above.

ARTICLE IV - COMMERCIAL DEVELOPMENT ACTIVITIES
----------------------------------------------

     1. LICENSOR in consultation with BECTON, shall use its best efforts to work with BECTON in any further design and development necessary to complete the commercial development of the DEVICES and all of the objectives of the commercial development program identified in Appendix E hereto.











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ARTICLE V - REPRESENTATIONS AND WARRANTIES
------------------------------------------

     1. LICENSOR represents and warrants that it has the right to grant the exclusive license as set forth in this AGREEMENT and is able to enter into this AGREEMENT and become bound by the terms hereof.

     2. LICENSOR represents and warrants that it knows of no patent and patent applications owned by a third party that would be infringed by the making, using, offering for sale, sale or importing of one of the products illustrated and described in Appendix B and Appendix C.

     3. LICENSOR represents and warrants that it has not received any notice, whether written or oral, that the products illustrated and described in Appendix B and Appendix C infringe any patents or patent applications of a third party.

     4. LICENSOR represents and warrants that all documents, including, but not limited to debt instruments, third party agreements, financing statements, security interests, encumbrances and liens, have been disclosed by copy and in writing to BECTON prior to the EFFECTIVE DATE of this AGREEMENT and that such documents do not contain terms and conditions which would alter, amend, supersede, interfere or void the terms and conditions of this AGREEMENT.

     5. LICENSOR represents and warrants that it is under no obligation to any third party that would interfere with its representations or obligations under this AGREEMENT.


ARTICLE VI - PATENT PROSECUTION AND MAINTENANCE
-----------------------------------------------

     1. (A) LICENSOR agrees to file and prosecute in good faith and without delay all patent applications covering the DEVICES coming within PATENT RIGHTS. LICENSOR shall keep BECTON currently informed of the filing and progress of all aspects of the prosecution of all such applications and of the issuance of patents, and shall inform BECTON to receive its input in any decisions which would affect the scope of any issued VALID CLAIMS and other prosecutorial details, including the potential abandonment of any application.

        (B) LICENSOR agrees to file and prosecute in good faith and without delay all patent applications coming within PATENT RIGHTS in the foreign countries designated in writing by BECTON to LICENSOR, except as provided in Paragraph C of this ARTICLE. LICENSOR agrees to prepare and dispatch foreign filings within such period of time as will result in the application claiming priority to the relating parent applications. LICENSOR shall keep BECTON currently informed of the filing and progress of all aspects of the prosecution of all such foreign applications and the issuance of foreign patents, and shall




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inform BECTON to receive its input in any decision which would affect the scope of any issued VALID CLAIMS and other potential abandonment of any application.

        (C) A country which BECTON desires LICENSOR to file and/or prosecute a patent application in and LICENSOR does not desire to do so, shall be considered an "ELECTED COUNTRY." LICENSOR shall file and/or prosecute the patent application in the ELECTED COUNTRY and BECTON shall reimburse LICENSOR for reasonable costs, expenses and legal fees that LICENSOR incurs for such activity after the EFFECTIVE DATE of this AGREEMENT, provided, however, that one-half of any payment made by BECTON to LICENSOR for such activity shall be credited against future earned royalties for LICENSED PRODUCTS sold in the ELECTED COUNTRY. LICENSOR shall provide a monthly itemized invoice to BECTON for such expenses that are incurred after the EFFECTIVE DATE of this AGREEMENT no later than thirty (30) days after the last day of each monthly period. Such itemized invoice shall be forwarded to the attention of the Intellectual Property Department at Becton Dickinson and Company, I Becton Drive, MC 089, Franklin Lakes, New Jersey 07417. Payment of the invoice shall be made by BECTON to LICENSOR within forty-five (45) days following review and approval by the responsible attorney or designee, of the invoice submitted by LICENSOR. LICENSOR shall make a good faith effort to negotiate a fair and reasonable rate for costs, expenses and legal fees that will be reimbursed by BECTON.

     2. LICENSOR agrees to maintain all issued U.S. and foreign patents and applications coming within PATENT RIGHTS in good faith and without delay. LICENSOR shall keep BECTON currently informed and shall permit BECTON to provide its input in the potential abandonment of any patent or application.

     3. All costs and expenses under this ARTICLE associated with all patent applications and patents coming within PATENT RIGHTS shall be borne entirely by LICENSOR, except as otherwise provided in this ARTICLE.

     4. In no event shall BECTON be liable or responsible for any such costs or expenses as set forth in Paragraph I of this ARTICLE after the termination of this AGREEMENT, the expiration of this AGREEMENT, or in the event the AGREEMENT becomes non-exclusive or royalties have ceased as provided in ARTICLE III, Paragraph 3.

     5. It is understood and agreed that all right, title and interest to IMPROVEMENTS made by BECTON, including, but not limited to, any patents issued, remain the sole property of BECTON and shall not be subject to any of the terms of this AGREEMENT unless said IMPROVEMENTS would infringe a VALID CLAIM.

     6. It is understood and agreed that LICENSOR shall promptly disclose to BECTON all DEVELOPMENTS made by LICENSOR during the term of this AGREEMENT in writing to BECTON and grant to BECTON, at BECTON's option an exclusive worldwide



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license, to make, use, sell and sublicense any one or more of LICENSOR's
DEVELOPMENTS, whether patented or not, at the same terms and conditions of this AGREEMENT with the exception of the payment in ARTICLE III, Paragraph 1. LICENSOR retains the exclusive rights to the DEVELOPMENTS for use with products other than the DEVICES and any elected and licensed OPTION PRODUCTS. It is understood that the DEVELOPMENTS disclosed to BECTON become part of the TECHNICAL INFORMATION defined in ARTICLE I, Paragraph 5 and BECTON shall maintain the DEVELOPMENTS in confidence as set forth in ARTICLE XII, Paragraph 7.


ARTICLE VII - BOOKS OF ACCOUNT AND REPORTS

     1. BECTON agrees to keep complete and accurate records of its sales of the LICENSED PRODUCT sold and all data necessary for the computation of payments to be made to LICENSOR hereunder. However, BECTON shall have no duty of trust or other fiduciary relationship with LICENSOR regarding the maintenance of the books of account or the calculation and reporting of royalties.

     2. Payments under ARTICLE III, when due, shall be made on or before the last business day of June, September, December and March of each year for the sales of the LICENSED PRODUCT sold by BECTON during the preceding quarterly periods ending on the last day of March, June, September and December, respectively. Such payments to LICENSOR shall be accompanied by a statement showing the total NET SALES of the LICENSED PRODUCTS sold by BECTON, and such other particulars as are necessary for an account of the payments to be made pursuant to this AGREEMENT. Payment of the amount due shall accompany such statement, which shall be deemed to be true and correct unless objected to and audited in accordance with Paragraph 4 of this ARTICLE.

     3. (A) To the extent sales requiring a royalty payment may have been made by BECTON in a country other than the United States, such royalty payments shall be made by BECTON in United States dollars on the basis of conversion, from the currency of such other country, at the rate of exchange recited in the report entitled "Rates of Exchange" issued monthly by BECTON's International Finance Department which provides spot exchange rates for each other country where sales were made, on the last business day of the calendar quarter when the sales occurred, and shall be paid at the time and in the manner set forth above, provided however, that royalties based on sales in any other country shall be payable to LICENSOR only after deducting for exchange and all other charges due to other governments, including withholding taxes, arising from the origin and transmittal of such royalties.

        (B) The foregoing is subject to the right of BECTON to make payment of royalties in any country where the currency is blocked and where legal



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conversion of the currency billed cannot be made into United States dollars by depositing such royalty payments in each LICENSOR's name in a bank designated by each LICENSOR within such country.

     4. LICENSOR, at its own expense, shall have the right for a period of two
(2) years after receiving any report from BECTON to nominate an independent Certified Public Accountant, acceptable to BECTON which acceptance shall not be unreasonably withheld, who shall have access to BECTON's records during reasonable business hours for the purpose of verifying the payments made under this AGREEMENT, but this right may not be exercised more than once in any calendar year and the Accountant shall disclose to LICENSOR information limited only to the accuracy of the payment report and the payments made in accordance with this AGREEMENT, provided, however, that if the payments made by BECTON on the basis of BECTON'S reports are found to be in error by more than a negative ten percent (10%), BECTON shall bear the cost of the audit. The failure of LICENSOR to request verification of any payment report during said two (2) year period shall be considered acceptance of the accuracy of such report and BECTON shall have no obligation to maintain any records pertaining to such report beyond said two (2) year period.


ARTICLE VIII - PATENT LITIGATION
--------------------------------

     1. (A) In the event either party hereto receives notice of alleged infringement of any of the PATENT RIGHTS, covering the DEVICES, it shall promptly notify the other party in writing of such infringement. BECTON shall have the right, but not the obligation, to bring suit and to control the conduct thereof against the alleged infringer, and to join LICENSOR as a party to such suit, in which event BECTON shall hold LICENSOR free, clear and harmless from any and all costs and expenses of such litigation, including attorneys' fees. In the event BECTON exercises the right to bring suit herein conferred, LICENSOR shall have the right to receive twenty-five percent (25%) of the damages recovered after a deduction for all legal expenses by BECTON, including attorneys' fees, incurred and paid by BECTON in such lawsuit and BECTON shall have the right to retain any remaining damages thereafter.

        (B) If BECTON does not bring suit against said infringer, as herein provided, within one hundred twenty (120) days after receipt of such notice, LICENSOR shall have the right, but shall not be obligated, to bring suit for such alleged infringement, and to join BECTON as a party to such suit only if a court of competent jurisdiction determines BECTON is a necessary party to such suit, in which event LICENSOR shall hold BECTON free, clear and harmless from any and all costs and expenses of such litigation, including attorneys' fees. In the event LICENSOR exercises the right to bring suit for such alleged infringement, BECTON shall have the right to receive twenty-five percent (25%) of all damages recovered after deduction for all legal expenses, including attorneys' fees, incurred and paid by LICENSOR in such lawsuit and LICENSOR shall have the right to retain any remaining damages thereafter.

        (C) In any litigation under Paragraph I of this ARTICLE in which a third



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party challenges validity of those VALID CLAIMS alleged to be infringed, or any litigation in which BECTON in a particular country challenges validity of those VALID CLAIMS covering the LICENSED PRODUCT in a particular country, then upon filing of such suit by a third party or BECTON, fifty-percent (50%) of all the earned and minimum royalty payments, attributed to the country in which the lawsuit is brought, which would otherwise be paid to LICENSOR, with respect to LICENSED PRODUCT made or sold in the country affected by such lawsuit, shall be deposited in an interest bearing escrow account. All monies in the escrow account, together with all accrued interest, in the country affected by such litigation, shall be retained by BECTON if those VALID CLAIMS are found invalid or unenforceable by a court of proper jurisdiction in an unappealed or unappealable decision, and, if at least one VALID CLAIM is found not invalid by a court of proper jurisdiction in an unappealed or unappealable decision, all monies in the interest bearing escrow account, together with all accrued interest, in the country affected by such litigation, shall be released to LICENSOR.

        (D) Any VALID CLAIM held to be invalid, or unenforceable shall be considered canceled from the PATENT RIGHTS effective as of the date BECTON or the third party had received judgment in such legal action, subject however, to reinstatement in the PATENT RIGHTS in the event that such VALID CLAIM is held valid or enforceable by a court of proper jurisdiction in an unappealed or unappealable decision.

        (E) Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms hereof. Either party has the right, within ninety (90) days of the filing of the original complaint, to join in, but not control, any such infringement suit brought by the other party and shall share equally in the cost and expenses of such litigation, including attorneys' fees, and any sums recovered.

     2. (A) If BECTON is sued by a third party, in a country, charging infringement of a patent relating to LICENSED PRODUCTS resulting from the making, using, or selling by BECTON, of LICENSED PRODUCTS, BECTON shall promptly notify LICENSOR. Upon filing of such suit by a third party, fifty-percent (50%) of all the earned and minimum royalty payments, attributable to the country in which the lawsuit was brought, which would otherwise be paid to LICENSOR, with respect to LICENSED PRODUCT made or sold in the country affected by such lawsuit, shall be deposited in an interest bearing escrow account in the United States.

        (B) In the event of (i) a final adjudication in any suit enjoining BECTON from making, using, or selling the LICENSED PRODUCT or holding BECTON liable for damages or (ii) a settlement of such suit requiring payment of damages by BECTON, an amount shall be deducted by BECTON from the escrow account described in Paragraph 2 (A) of this ARTICLE, sufficient to reimburse itself for all damages and legal expenses incurred and paid by BECTON in such suit. After such deduction, any funds remaining in the escrow account, together with all earnings on such account, shall be released and paid over to LICENSOR.


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        (C) In the event of a final adjudication in any such suit which holds the patent of such third party invalid or valid but not infringed, BECTON shall deduct an amount from the escrow account described in Paragraph 2 (A) of this ARTICLE, equal to its reasonable legal expenses incurred and paid by BECTON in such suit that are not fully recovered as a result of final adjudication. After such deduction, any funds remaining in the escrow account, shall be released and paid over to LICENSOR.

     3. While this AGREEMENT is in effect, should BECTON find it necessary, or an exercise of reasonable business prudence, to obtain a license under any patent rights from a third party in a particular country in order to render marketable the LICENSED PRODUCT manufactured by or for, and/or sold by, BECTON, or used by its customers or to use the TECHNICAL INFORMATION, it shall notify LICENSOR of such decision. If such a third party license is obtained by BECTON, or as a result of a settlement entered into with respect to patent rights dominant to the rights herein granted, BECTON is required to pay and does pay royalties to a party other than LICENSOR in respect of BECTON's sales of the LICENSED PRODUCT in the particular country, the applicable prospective royalties payable to LICENSOR with respect to the particular country, pursuant to this AGREEMENT shall be reduced by BECTON to an amount equal to the amount of royalties paid to such third party.


ARTICLE IX - OPTION
-------------------

     1. During the first twelve (12) months of the EFFECTIVE DATE of this AGREEMENT, LICENSOR shall disclose in writing to BECTON, subject to the confidentiality conditions of ARTICLE XII, Paragraph 7, all information, including, but not limited to patent applications, specifications, designs and prototypes for OPTION PRODUCTS not previously disclosed to BECTON under any other Agreement, for BECTON's consideration. At BECTON's option, LICENSOR shall grant to BECTON an exclusive worldwide license, to make, use, sell and sublicense any one or more of LICENSOR's OPTION PRODUCTS whether patented or not, at terms and conditions to be negotiated.

     2. In the event BECTON does not elect to exercise the option for an OPTION PRODUCT under Paragraph I of this ARTICLE, BECTON agrees to grant LICENSOR a limited non-exclusive license to make, use and sell the non-elected OPTION PRODUCT under U.S. Patent No. 4,900,307. In accordance with Appendix H of this AGREEMENT.


ARTICLE X - SUBLICENSING
------------------------

     1. Sublicensing shall be the responsibility of BECTON so long as this AGREEMENT remains in effect. Sublicenses granted under PATENT RIGHTS by BECTON shall be non-exclusive licenses.



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     2. The granting by BECTON of sublicenses under PATENT RIGHTS shall be in the discretion of BECTON and BECTON shall have the sole and exclusive power to determine whether or not to grant sublicenses under PATENT RIGHTS, the identity of the sublicenses, royalty rates and terms and conditions of sublicenses.


ARTICLE XI - DURATION AND TERMINATION
-------------------------------------

     1. Unless sooner terminated as herein provided in Paragraph 2 of this ARTICLE, this AGREEMENT shall continue in effect until the expiration of the last to expire patent within PATENT RIGHTS having a VALID CLAIM.

     2. This AGREEMENT may be sooner terminated as follows:

        (A) By BECTON at any time, giving LICENSOR sixty (60) days advance written notice thereof. Such termination shall not operate to relieve BECTON of its obligation to pay all unpaid earned royalties on the LICENSED PRODUCTS sold prior to the effective date of termination. No payment of any outstanding minimum royalty is due by BECTON to LICENSOR, if BECTON terminates this AGREEMENT. BECTON's right to grant sublicenses shall terminate as of the date of any such notice hereunder and all sublicenses granted prior to the date of such notice shall terminate with the termination of this AGREEMENT.

        (B) By LICENSOR effective immediately on notice to BECTON if BECTON: (i) files a petition under the Federal Bankruptcy Code, or (ii) makes an assignment for the benefit of creditors or has a receiver appointed for it, or otherwise takes advantage of laws designed for the relief of debtors, all to the extent permitted by the Intellectual Property Bankruptcy Protection Act (1988).

        (C) Should a party hereto fail to perform any material covenant of this AGREEMENT the sole and exclusive remedy of the non-defaulting party shall be written notice of such failure to the party in breach or default who shall have sixty (60) days from the date of notice to correct the breach or default, and upon failure to do so, the party not in breach or default may cancel and terminate this AGREEMENT upon written notice.

     3. In the event this AGREEMENT is terminated by BECTON, BECTON agrees to grant LICENSOR a non-exclusive, royalty-free license to U.S. Patent No. 4,900,307 in accordance with Appendix I of this AGREEMENT.


ARTICLE XII - MISCELLANEOUS
---------------------------

     1. Any notice or other communication required or permitted by this



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AGREEMENT shall be deemed to have been validly delivered on the date mailed if the same shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or faxed with confirmation, addressed as follows:

      To LICENSOR:            Med-Design Corporation
                              2801 Bunsen Avenue
                              Ventura, California  93003
                              Attention: ________________
                              Tel No.: __________________
                              Fax No.: __________________

      To BECTON:              Becton, Dickinson and Company
                              Becton Dickinson Vacutainer Systems Division
                              1 Becton Drive
                              Franklin Lakes, NJ  07417-1880
                              Attention: President
                              Tel. No.: (201) ___________
                              Fax No.: (201) 847-4867


      With copy to:           Becton, Dickinson and Company
                              1 Becton Drive
                              Franklin Lakes, NJ 07417-1880
                              Attention: Chief Intellectual Property Counsel
                              Tel. No.: (201) 847-7116
                              Fax No.: (201) 848-9228

     2. This AGREEMENT shall not be assigned or transferable by LICENSOR without the prior written consent of BECTON, which consent shall not be unreasonably withheld, and shall be freely assignable or transferable by BECTON.

     3. This AGREEMENT shall be binding upon and inure to the benefit of the successor and assigns of BECTON to which this AGREEMENT relates and shall be binding upon and inure to the benefit of the successors and assigns of the LICENSOR to which this AGREEMENT relates.

     4. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers or principal and agent or create any entity or association, and neither party shall have the power to obligate or bind the other in any manner whatsoever.

     5. LICENSOR shall not use the name of BECTON or any adaptation thereof in any advertising, promotion, sales literature or packaging in a manner which




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would constitute an expressed or implied endorsement for any commercial product without the prior written consent of BECTON.

     6. Nothing herein contained shall be construed to grant to LICENSOR any license or rights in any of BECTON's intellectual property including, but not limited to, BECTON's know-how, trade secrets, and patents which are assigned and/or licensed to BECTON, except as provided in this AGREEMENT with respect to U.S. Patent No. 4,900,307.

     7. In the event LICENSOR discloses TECHNICAL INFORMATION, DEVELOPMENTS, OPTION PRODUCTS and/or information on PATENT RIGHTS under prosecution to BECTON, and BECTON discloses confidential information under ARTICLE IV and APPENDIX E to LICENSOR, during the term of this AGREEMENT that were not previously disclosed under any other Agreement, BECTON and LICENSOR agree to the following terms and conditions:

     a. For a period of three (3) years from the EFFECTIVE DATE of this AGREEMENT, BECTON agrees not to disclose the TECHNICAL INFORMATION, DEVELOPMENTS, OPTION PRODUCTS, and/or information on PATENT RIGHTS under prosecution, it receives from LICENSOR that is marked confidential to anyone not employed by BECTON without LICENSOR's consent and LICENSOR agrees not to disclose BECTON's confidential information under ARTICLE IV and APPENDIX E it receives from BECTON that is marked confidential to anyone not employed by LICENSOR without BECTON's consent.


     b. The recipient of the information in Section a shall not be bound by the obligations of this Paragraph 7 unless the discloser provides the recipient such information reduced to writing and marked as "Confidential" within thirty (30) days of such disclosure.

     c. The obligations of the recipient under this Paragraph 7 shall not apply to any information, which:

        (i) is already known to recipient or is independently developed by recipient as established by recipient's written records; or

        (ii) is or becomes publicly known, through no wrongful act of recipient; or

        (iii) is rightfully received from a third party without restriction and without breach of this Agreement; or

        (iv) is approved for release by written authorization by discloser.

     8. Neither BECTON nor LICENSOR shall be responsible for and the terms of



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this AGREEMENT shall be inapplicable to any default or delays which are due to cause beyond BECTON's or LICENSOR's control, including but without limitation acts of God or of the public enemy, acts or any order of a government, fires, floods, or other natural disasters, embargoes, accidents, explosions, strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor), shortages of fuel, power or raw materials, inability to obtain or delays of transportation facilities, incidents of war, or other events causing the inability of BECTON or LICENSOR, acting in good faith with due diligence, to perform its obligations under this AGREEMENT.

     9. BECTON makes no warranty and will accept no liability for any expenses or damages of whatever kind or nature, including consequential damages, incurred by LICENSOR as a result of this AGREEMENT.

     10. This AGREEMENT constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and no modification of this AGREEMENT shall be effective unless it is in writing and is signed by a duly authorized representative of each party. There are no understandings, representations or warranties except as herein expressly set forth.

     11. The failure or delay of a party hereto to enforce any of its rights under this AGREEMENT shall not be deemed to be a continuing waiver or a modification by such party of any of its rights under this AGREEMENT, and a party may, within the time provided by the applicable law, commence appropriate legal proceedings to enforce any or all of its rights under this AGREEMENT. Any failure to enforce or delay in enforcement shall not constitute a defense.

        12. LICENSOR shall not originate any publicity, news release or public announcement, written or oral, whether to the public, press or otherwise, relating to this AGREEMENT, or that the AGREEMENT has been negotiated or executed, or the terms and conditions of this AGREEMENT, or to any amendment hereto or performance hereunder, without the written approval of BECTON, which approval shall not be unreasonably held. LICENSOR shall not disclose to any third party the terms and conditions of this AGREEMENT unless required by law.

        13. Should any part or provision of this AGREEMENT be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining part or provisions shall not be affected by such holdings.

        14. This AGREEMENT shall be construed, interpreted and applied in accordance with and governed by the laws of the State of New Jersey, United States of America and the parties hereby submit to the jurisdiction of the courts of that State.


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IN WITNESS WHEREOF, LICENSOR and BECTON have caused this AGREEMENT to be duly executed in duplicate originals as of the date first hereinabove written.

The Med-Design Corporation,                   Becton, Dickinson and Company

By: /s/ James Donegan                         By: /s/ Richard Brajer
    ---------------------                          ----------------------

    James Donegan                                   Rick Brajer
    President                                       President
                                                    Worldwide Sample Collection

Date: December 11, 1998                       Dated: December 11, 1998
-----------------------                       ------------------------




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